                                                                    Exhibit 12.1

               BRAND INTERMEDIATE HOLDINGS, INC. AND SUBSIDIARIES

                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)


                                               DLJ Brand Holdings, Inc. (Predecessor)
                                           Year Ended December 31,         January 1, 2002     October 17, 2002       Year Ended
                                         --------------------------           Through              Through            December 31,
                                            2000             2001          October 16, 2002    December 31, 2002          2003
                                         ---------         --------        ----------------    -----------------    ----------------
EARNINGS:
    Pretax income (loss)                $  (7,172)        $    563             $   9,753         $      (2,961)       $    (8,062)
    Fixed charges                          29,245           31,049                22,890                 7,369             33,740

         Earnings                          22,073           31,612                32,643                 4,408             25,678

FIXED CHARGES:
    Interest expense                       22,052           22,750                15,525                 7,105             32,718
    Interest portion of rental expense        855              991                   789                   264              1,022
    Accretion of preferred stock
    dividends of subsidiary                 6,338            7,308                 6,576                     -                  -

         Total fixed charges            $  29,245         $ 31,049             $  22,890         $       7,369        $    33,740

Ratio of earnings to fixed charges
and preferred stock dividends (1)        See footnote(1)       1.0x                  1.4x        See footnote (1)   See footnote (1)
                                                          ========             =========



(1) For the purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends of subsidiary, earnings represent income
         (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs and accretion of preferred stock dividends of subsidiary. The deficiency of earnings to cover fixed charges for the year ended December 31, 2000, for the period from October 17, 2002 through December 31, 2002, and for the year ended December 31, 2003 was $7,172, $2,961 and $8,062, respectively.